                                                                      EXHIBIT 11

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (in millions, except share amounts)

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
                                                                 Three Months
                                                                    Ended
                                                                  March 31,
                                                                 -------------
                                                                  1999   1998
                                                                 ------  -----
Computations for Statements of Income
Basic
  Net income (loss)............................................. $  (48) $  69
  Less: Preferred stock dividends...............................     (2)    (2)
                                                                 ------  -----
  Net income (loss) after preferred stock dividends............. $  (50) $  67
                                                                 ======  =====
  Weighted-average shares outstanding...........................   72.9   73.9
                                                                 ======  =====
  Basic earnings (loss) per share............................... $(0.68) $0.91
                                                                 ======  =====
Diluted
  Net income (loss)............................................. $  (48) $  69
  Less: Antidilutive preferred stock dividends..................     (2)   N/A
                                                                 ------  -----
  Net income (loss) after antidilutive preferred stock
   dividends.................................................... $  (50) $  69
                                                                 ======  =====
  Weighted-average shares outstanding--Basic....................   72.9   73.9
  Effect of Dilutive Securities (when dilutive):
    Convertible preferred stock.................................     --    3.5
    Stock options...............................................     --    1.0
    Restricted stock............................................     --    0.1
                                                                 ------  -----
  Weighted-average shares outstanding--Diluted..................   72.9   78.5
                                                                 ======  =====
  Diluted earnings (loss) per share............................. $(0.68) $0.88
                                                                 ======  =====
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